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                                                                       Exhibit m
                               RULE 12b-1 PLAN OF
                             CIGNA MONEY MARKET FUND
                         (A SERIES OF CIGNA FUNDS GROUP)


         1. The Plan. CIGNA Funds Group, a Massachusetts business trust (the "Trust"), hereby adopts this Rule 12b-1 Plan (the "Plan") pursuant to the terms of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), with respect to the retail service class shares of the Trust's series known as CIGNA Money Market Fund (the "Fund"). In accordance with the terms of this Plan, the Trust may act as the distributor of shares of the Fund.


         2. Authorized Payments. During each fiscal year of the Fund, the Trust is hereby authorized to pay out of the assets of the retail service class of the Fund on a monthly basis, a periodic fee computed at a rate of up to thirty-five one-hundredths of one percent (0.35%) of the average daily net assets of the retail service class of the Fund during such fiscal year to CIGNA Financial Services, Inc. ("CFS"). These fees are payable in part as a shareholder servicing fee and in part as a distribution fee.


    a. Shareholder Servicing Fee - 0.25% per annum of retail service class assets shall be designated and payable to CFS as a shareholder servicing fee. The shareholder servicing fee compensates CFS for providing ongoing servicing and/or maintenance of shareholder accounts for the retail service class of the Fund. Shareholder service and account maintenance activities may include receiving, aggregating and processing shareholder or beneficial owner orders; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; answering questions and handling correspondence from shareholders about their accounts; and performing similar account administrative services. Payments of the shareholder servicing fee are not tied exclusively to the expenses of shareholder servicing, so that payments may exceed expenses actually incurred by CFS for providing shareholder services.

    b. Distribution Fee - Up to 0.10% per annum of retail service class assets shall be designated and payable as a distribution fee. The distribution fee shall be used by CFS to finance activities primarily intended to result in the sale of the retail service class of the Fund's shares, which shall include, but not be limited to: payments made to and expenses of persons (including employees of CFS) who are engaged in, or provide support services in connection with, the distribution of the retail service class of Fund shares, such as answering routine telephone inquiries and processing prospective investor requests for information; compensation paid to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the Fund's shares; costs related to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; costs of printing and distributing prospectuses and reports to prospective shareholders of the Fund; costs involved in preparing, printing and distributing sales literature for the Fund; costs involved in obtaining whatever information, analyses and reports with

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         respect to market and promotional activities on behalf of the retail service class of the Fund that CFS deems advisable; and such other costs as may from time to time be agreed upon by the Fund. Such fee shall not exceed the costs and expenses associated with activities primarily intended to result in the sale of the retail service class of the Fund's shares (including, without limitation, payroll and other expenses of CFS employees) and in any event shall not exceed 0.10% of the average daily net assets of the retail service class of the Fund during any fiscal year.

         3. Trustee Approval. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both
(a) the Trustees of the Trust and (b)those Trustees of the Trust who are not "interested persons" of the Trust and the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. Annual Reapproval. Unless sooner terminated pursuant to paragraph 5, this Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. Termination of Plan. This Plan may be terminated at any time by a vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the Fund's outstanding shares.

         6. Amendments. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 hereof without shareholder approval as provided in Rule 12b-1 under the Act (or any successor provision), and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 3 hereof.

         7. Quarterly Reports. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreements shall provide to the Trustees of the Trust, and the Trustees shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Unless directed otherwise by the Trustees with respect to a particular expenditure or type of expenditure, any expenditure made by CFS which jointly promotes the sale of shares of the Fund and the sale of shares of other investment companies for which CIGNA Investments, Inc. serves as investment adviser, and which expenditures are not readily identifiable as related to the Fund or one or more of such other investment companies, shall be allocated to the Fund and such other investment companies on a basis such that the Fund will be allocated only its proportional share of such expenditures based upon the relative net assets of the Fund as compared to the net assets of all such other investment companies thus promoted.

         8. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.


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         9. Records. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, and shall preserve the Plan, agreement or report the first two years in an easily accessible place.

         10. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Massachusetts Business Trust Act pursuant to a Declaration of Trust filed in the office of the Secretary of the Commonwealth of Massachusetts. The Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.


         IN WITNESS WHEREOF, the Trust has executed this 12b-1 Plan with respect to the Fund as of this 27th day of October, 1998.



ATTEST:                                  CIGNA FUNDS GROUP


 /s/ Jeffrey S. Winer                         /s/ Alfred A. Bingham III
__________________________________       By:____________________________________
     Jeffrey S. Winer                             Alfred A. Bingham III